UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 11, 2025

MILESTONE PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Québec	001-38899	Not applicable
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Dr. Frederik-Philips Boulevard,
Suite 420
Montréal, Québec CA	H4M 2X6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 336-0444

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	MIST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 11, 2025, Milestone Pharmaceuticals Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with TD Securities (USA) LLC, Piper Sandler & Co. and Wells Fargo Securities, LLC as representatives of the several underwriters listed on Schedule A thereto (the “Underwriters”), related to an underwritten public offering (the “Offering”) of (i) 31,500,000 of the Company’s common shares, without par value (the “Shares”), accompanying Series A common warrants (the “Series A Common Warrants”) to purchase an aggregate of 31,500,000 common shares and accompanying Series B common warrants (the “Series B Common Warrants”) to purchase an aggregate of 31,500,000 common shares, at a combined public offering price of $1.50 per share and accompanying Series A Common Warrant and Series B Common Warrant and (ii) in lieu of common shares to certain investors that so choose, pre-funded warrants (the “Pre-Funded Warrants” and, collectively with the Series A Common Warrants and the Series B Common Warrants, the “Warrants” and the Warrants, together with the Shares, the “Securities”) to purchase 3,502,335 common shares, accompanying Series A Common Warrants to purchase an aggregate of 3,502,335 common shares and accompanying Series B Common Warrants to purchase an aggregate of 3,502,335 common shares, at a combined public offering price of $1.499 per Pre-Funded Warrant and accompanying Series A Common Warrant and Series B Common Warrant, which represents the combined public offering price for the Shares and accompanying common warrants less the $0.001 per share exercise price for each such Pre-Funded Warrant. All of the Securities sold in the Offering were sold by the Company.

The net proceeds to the Company from the Offering are expected to be approximately $48.7 million after deducting underwriting commissions and estimated offering expenses payable by the Company.

The Securities were offered pursuant to a registration statement on Form S-3 (File No. 333-283162), which was declared effective by the Securities and Exchange Commission (the “SEC”) on November 22, 2024, as supplemented by a prospectus supplement, dated July 11, 2025, filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

Each Series A Common Warrant entitles the holder thereof to purchase one common share at an exercise price equal to $1.50 per share (or $1.499 per Pre-Funded Warrant), will be immediately exercisable and will expire on the date that is one year from the date of issuance. Each Series B Common Warrant entitles the holder thereof to purchase one common share at an exercise price equal to $1.875 per share (or $1.874 per Pre-Funded Warrant), will be immediately exercisable and will expire five years from the date of issuance. In addition, for so long as the volume weighted average price of the Company’s common shares on each of the preceding 10 consecutive trading days is at least $3.50, the Company may force the exercise of the Series B Common Warrants, in whole or in part, in cash, by delivering a notice of mandatory exercise to the holders. In the event that the Company forces the exercise of the Series B Common Warrants, to the extent that the holder would own more than the Beneficial Ownership Limitation (as defined below), the holder would receive a Pre-Funded Warrant for those number of common shares underlying such Series B Common Warrant which would cause the holder to otherwise exceed the Beneficial Ownership Limitation. In addition, in certain circumstances, upon a fundamental transaction (as described in the Series A Common Warrants or the Series B Common Warrants, as applicable), a holder of Series A Common Warrants or Series B Common Warrants will be entitled to receive, upon exercise of such Series A or Series B Warrants, as applicable, the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A or Series B Warrants, as applicable, immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Series A Common Warrants or the Series B Common Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction, and subject to certain exceptions, the holders of the Series A Common Warrants and the Series B Common Warrants have the right to require us the Company a successor entity to redeem the Series A Common Warrants and the Series B Common Warrants for cash in the amount of the Black-Scholes Value (as defined in each Series A Common Warrant and Series B Common Warrant) of the unexercised portion of the Series A Common Warrants and the Series B Common Warrants. However, in the event of a fundamental transaction which is not in the Company’s control, including a fundamental transaction not approved by the Company’s board of directors, the holders of the Series A Common Warrants and the Series B Common Warrants will only be entitled to receive from the Company or its successor entity the same type or form of consideration (and in the same proportion) at the Black Scholes Value of the unexercised portion of the Series A Common Warrants and the Series B Common Warrants that is being offered and paid to the holders of the Company’s common shares in connection with the fundamental transaction, whether that consideration be in the form of cash, shares or any combination thereof, or whether the holders of the Company’s common shares are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Each Pre-Funded Warrant has an exercise price of $0.001 per share. The Pre-Funded Warrants will be exercisable immediately upon issuance. The exercise price and the number of common shares issuable upon exercise of each Pre-Funded Warrant is subject to appropriate adjustments in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting the Company’s common shares. Each Pre-Funded Warrant is exercisable from the date of issuance. In addition, in certain circumstances, upon a fundamental transaction, a holder of Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Pre-Funded Warrants immediately prior to the fundamental transaction.

Pursuant to the terms of the Warrants, the Company may not effect the exercise of any Warrant, and a holder may not exercise any portion of a Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would beneficially own more than 9.99% (or, upon election by the holder prior to the issuance of the Warrant, 4.99%) of the Company’s outstanding common shares immediately after exercise (the “Beneficial Ownership Limitation”), which percentage may be increased or decreased to any other percentage specified not in excess of 19.99% at the holder's election upon 61 days’ notice to the Company subject to the terms of the Warrants. If the holder is not permitted to exercise a Series A Common Warrant or a Series B Common Warrant for common shares due to the Beneficial Ownership Limitation, then the holder may exercise such Series A or Series B Warrant, as applicable, for an equivalent number of Pre-Funded Warrants with an exercise price of $0.001.

The foregoing descriptions of certain terms of the form of each of the Series A Common Warrants, Series B Common Warrants and Pre-Funded Warrants do not purport to be complete statements of the rights and obligations of the parties thereto and the transactions contemplated thereby, and are qualified in its entirety by reference to the forms of Series A Common Warrant, Series B Common Warrant and Pre-Funded Warrant, which are filed as Exhibits 4.1, 4.2 and 4.3 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, and other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement. The Offering is expected to close on or about July 14, 2025, subject to customary conditions.

The foregoing summary of the Underwriting Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and incorporated herein by reference.

Copies of the opinions of Osler, Hoskin & Harcourt LLP and Cooley LLP relating to the legality of the issuance and sale of the securities in the Offering are attached hereto as Exhibits 5.1 and 5.2, respectively.

Item 8.01.	Other Events.

The Company issued two press releases announcing the launch and pricing of the Offering, each on July 11, 2025. Copies of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and each are incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated July 11, 2025, by and among the Company, TD Securities (USA) LLC, Piper Sandler & Co. and Wells Fargo Securities, LLC

4.1	Form of Pre-Funded Warrant

4.2	Form of Series A Common Warrant

4.3	Form of Series B Common Warrant

5.1	Opinion of Osler, Hoskin & Harcourt LLP

5.2	Opinion of Cooley LLP

23.1	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1)

23.2	Consent of Cooley LLP (included in Exhibit 5.2)

99.1	Launch Press Release, dated July 11, 2025

99.2	Pricing Press Release, dated July 11, 2025

104	Cover Page Interactive Data File (embedded with Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE PHARMACEUTICALS INC.

Date: July 14, 2025	By:	/s/Amit Hasija
Amit Hasija
Chief Financial Officer Principal Financial Officer